Exhibit 10.1

CTBC Bank

Version of September 2014

Terms of Credit Line

The next annual review will take place on November 30, 2016.

I. Credit Grantee Name and Joint Guarantor
Credit Grantee Name	Applied Optoelectronics, Inc.	Joint guarantor	–
Business Registration Number	(AOI) Taiwan Branch	Co-drawer	–
/ID Number of Person in charge	28410552 Lin Chih-Hsiang	Promissory note drawer	–
II. Line of Credit (excluding Financial Transaction Limit

(I) Credit Line Approval

Type of Credit Line	Product Type	Amount of Credit Line	Period (Months)	Interest Rate/Service Charge
Comprehensive credit line	Short-term loan and importing O/A; L/C issuing and performance guarantee	TWD 200,000 thousand (TWD 50,000 thousand)	12

1.  TWD: corporate interest rate swap index (month) + 1.5%

2.   Foreign currency: COF + 1.8%

3.  L/C issuing service charge rate: 0.125%; telegram cost: USD 10

4.  performance guarantee service charge rate: 1.5% (annual interest rate)

short-term loans	Amount of short-term loans	TWD 120,000 thousand	12	TWD: bargain interest rate

(II) Terms and Conditions of Credit Granting

General Conditions

1.   Comprehensive credit line - Short-term loans can be remitted only to suppliers, and each short-term loan is available for a maximum of 120 days.

2.   Comprehensive credit line - The importing O/A financing is provided in 100% credit line. Each such loan is available for a maximum of 120 days and can be remitted only to suppliers. If there are new suppliers, such loans can be available only after being approved by CTBC.

3.   The importing O/A credit line can be used only after the transaction lists or relevant invoices are provided.

4.   Comprehensive credit line - The L/C issuing period cannot exceed 180days; the loan for L/C issuing foreign currency financing may be made in TWD.

5.   Comprehensive credit line - The total available balance for L/C issuing and performance guarantee cannot exceed TWD 50,000(per thousand unit).

6.   The amount of short-term loans cannot exceed the available balance, and the certificate of deposit of foreign currencies in our bank shall be provided. The loans are provided at 90% of the amount on the certificate of deposit. The period for using loans cannot exceed 6 months, and foreign currencies cannot be exchanged directly in our bank.

7.   Collaterals for the amount of short-term loans may be provided by a third party, provided that promissory note which is issued by the third party who provide collaterals and endorsed by your company shall be provided.

8.   The inward remittance must reach USD 15,000 thousand (including the related party AOI US) upon each quarterly review.

9.   CTBC will check Lin Chih-Hsiang 's liabilities every six months. If Lin Chih-Hsiang has stood guarantee for AOI Taiwan Branch, Lin shall be deemed as the guarantor of this case.

Special Conditions	1. Provide a Direct Account to remit money to CTBC. 2. Time for review of each quarter is March 2016, June 2016, September 2016, and November 2016.

(III) Notes:

1.	After your company signs this notification, as the market changes, our bank reserves the rights to approve or reject your application for withdrawing or using the credit line based on the original interest rate/service charge. If your company indeed demands funds, your company can apply for using the fund only after both parties otherwise has agreed upon the interest rate/service charge or the line of credit and record them to relevant funding application. For matters not mentioned herein, refer to our bank's credit line contract and relevant rules.
2.	For the abovementioned credit line, please provide relevant boards meeting minutes.

CTBC Bank Co., Ltd.

January 4, 105 year of the Republic of China’s Era.

CTBC Bank Co., Ltd.                                                                                                                                                                   Page 1 of 1

2